Exhibit 10.1

PHARMING GROUP N.V.

REVISED STOCK OPTION PLAN

FOR EMPLOYEES

as amended 20 September 2018

The following represents the option plan (the “Plan”) for Employees of Pharming Group N.V., a company incorporated under the laws of the Netherlands, having its registered offices at Leiden, the Netherlands (“Pharming”), as it was adopted by the Board of Supervisory Directors on December 17, 2015 and which Plan became effective as of 01 June, 2016 and revised as of 20 September, 2018. There is a separate long-term investment plan for members of the Board of Management, the Board of Supervisory Directors, senior employees of Pharming and the scientific advisory board (the “Management Plan”).

Article 1 Definitions

Articles mentioned in this Plan refer to the articles of this Plan. The following words shall have the meaning as described hereafter, unless expressly stated otherwise.

- Affiliates:	a company (i) in which Pharming directly or indirectly can exercise more than 50% of the voting rights of such company at a general meeting or (ii) a company in which Pharming, directly or indirectly, is a shareholder and, pursuant to an agreement with other persons or without such an agreement, entitled to vote or otherwise can appoint or dismiss, solely or jointly, more than the half of the members of the management board or the supervisory board or, in a one-tier system, the board of directors, if all persons entitled to vote were to cast their vote or (iii) a company that is united in one organisation with Pharming and therefore forms an economic unit with Pharming.

- Annual General Meeting:	the annual general meeting of shareholders (algemene vergadering) of Pharming.

- Bad Leaver Event:	means (i) termination of the relevant Participant’s employment agreement with Pharming upon voluntary termination by such Participant for any other reason than death, retirement or for health or specifically defined family reasons or (ii) termination by Pharming of the relevant Participant’s employment agreement because of a Serious Cause.

- Board of Management:	the management board of Pharming.

- Board of Supervisory Directors:	the supervisory board of Pharming.

- Change of Control:	a transaction whereby (i) more than 50% of the outstanding Shares are acquired by another entity through an acquisition, restructuring or a (de)merger or (ii) shareholders of Pharming (determined by reference to the moment immediately preceding the consummation of such transaction) acquire less than 50% of the share capital of such new entity.

- Date of Grant:	the date on which Pharming grants one or more Options to a Participant, as specified in the Option Granting Letter.

- Depository Receipts:	depository receipts issued by Stichting Administratiekantoor Pharming Group for Shares held by it for purposes of administration (ten titel van beheer) in accordance with the DR Terms.

- DR Terms:	the terms and conditions of Stichting Administratiekantoor Pharming Group, as they may read from time to time.

- Economic Value:	the value of the Shares underlying Options (or Shares underlying Depository Receipts underlying Options) as determined in accordance with Article 7.

- Employee:	an employee of Pharming who works with Pharming or an Affiliate on the basis of an employment agreement.

- Expiry Date:	the last day on which the relevant Option can be validly exercised.

- Good Leaver Event:	means termination of the relevant Participant’s employment agreement with Pharming for any other reason than a Bad Leaver Event (for the avoidance of doubt, the termination of the employment agreement because of death, retirement or for health or specifically defined family reasons qualifies as a Good Leaver Event).

- Inside Information:	inside information (voorwetenschap) within the meaning of article 7 of the MAR.

- Insider Code:	Pharming’s internal code on inside information and reporting obligations adopted on 5 March 2018, as it may read from time to time.

- Legal Representative:	the administrator or proxy, as the case may be, of the Participant’s estate or his or her heirs.

- MAR:	Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2004/124/EC, 2003/125/EC and 2004/72/EC and the rules and regulations promulgated thereto.

- Option:	the right of a Participant to acquire one Share or, if applicable, one Depository Receipt for the Option Exercise Price during the Option Period, pursuant to this Plan.

- Option Exercise Price:	the amount which must be paid at the time of exercising an Option for the acquisition of one Share or one Depository Receipt.

- Option Granting Letter:	the option granting letter for employees, of which a specimen is attached hereto as Schedule I, by which the resolution to grant one or more Options to the relevant Participant is implemented.

- Option Period:	the period during which the relevant Option may be exercised.

- Participant:	an Employee to whom an Option has been granted.

- Serious Cause:	means (i) fraud, gross negligence or wilful misconduct by the relevant Participant in respect of, to the disadvantage of, or vis-à-vis Pharming, (ii) the commission by the relevant Participant of a criminal offence (excluding, however, any minor criminal offences committed outside the context of his/her employment agreement that cannot lead to any reputational damage to Pharming, such as, for instance, traffic violations), (iii) reasons as referred to in article 7:678 or article 7:669 sub 3 under (e) and (g) of the Dutch Civil Code, or (iv) a material breach of this Plan by the relevant Participant, that, if capable of remedy, has not been remedied within a reasonable period of at least 20 (twenty) business days.

- Shares:	ordinary shares in the capital of Pharming.

- Stock Exchange:	Euronext Amsterdam N.V.

- U.S. Participant:	has the meaning given thereto in Appendix A.

Article 2 The Options

2.1

Pharming may grant Options to any Employee. The general criteria for the granting of the Options will be determined by the Board of Management and approved by the Board of Supervisory Directors. The Board of Management will propose (i) whether the criteria for granting Options have been met by a potential Participant, and (ii) the number of Options to be granted to such Participant. Options granted to U.S. Participants may be granted as Incentive Stock Options, as specified in Appendix A. In addition, the Board of Supervisory Directors may determine that Options held by, or to be awarded to, a U.S. Participant shall, for as long as such Participant is a U.S. Participant, entitle such Participant exclusively to the receipt of Depository Receipts accordance with the terms of this Plan and the DR Terms.

2.2

Subject to the terms and conditions of this Plan, the Board of Management may offer Options to the Participant by providing the Participant with an Option Granting Letter indicating the number of Shares or Depository Receipts, as applicable, that may be acquired, the Option Exercise Price, the Date of Grant and a copy of the latest version of this Plan and, in case it concerns a U.S. Participant, a copy of the latest version of the DR Terms.

2.3

Acceptance of the offer shall be made by returning the Option Granting Letter to Pharming, within two weeks from receipt of the Option Granting Letter, duly signed and dated by the Participant to indicate acceptance. Such acceptance includes acceptance of any and all provisions of and pursuant to this Plan and, if applicable, the DR Terms.

2.4	If an Option is not accepted in accordance with Article 2.3, an Option will be deemed to be cancelled and shall cease to exist.

2.5

The Options are subject to vesting conditions. For each Participant, unless otherwise set forth in the Option Granting Letter, the Options granted to them will vest in four equal tranches of twelve months, provided that at the time of vesting such Participant is still an Employee:

•	a first tranche of 25% of the Options such Participant holds, will vest twelve months after the Date of Grant;

•	a second tranche of 25% of the Options such Participant holds, will vest two years after the Date of Grant;

•	a third tranche of 25% of the Options such Participant holds, will vest three years after the Date of Grant; and

•	a fourth tranche of 25% of the Options such Participant holds, will vest four years after the Date of Grant.

2.6

Options are governed by this Plan and, if it concerns Options held by U.S. Participants, by the DR Terms. In the event of a conflict between the DR Terms and this Plan, the DR Terms shall prevail in respect of Options held by U.S. Participants. The terms on which the Options are granted shall not be changed, unless as provided for in this Plan and the DR Terms, as applicable.

2.7

The total number of Shares with respect to which Options may be granted pursuant to this Plan and the Management Plan accumulated, shall be determined by Pharming, but shall not exceed 10% of all issued and outstanding Shares (on a fully diluted basis) from time to time. Shares issued or to be issued or, as the case may be, transferred or to be transferred, upon exercise of Options shall be applied to reduce the maximum number of Shares available for use under this Plan. Unexercised Options can be re-used for granting of Options under this Plan.

2.8	The Options are granted for no consideration.

2.9

The Option Exercise Price for the Participant shall be equal to the volume weighted average price of the Shares measured over the 20 (twenty) trading days prior to the day of the Annual General Meeting in the calendar year in which the Options are granted, provided that the Option Exercise Price shall never be less than the nominal value of a Share. This Article 2.9 shall not apply to Options granted prior to the adoption of this Plan, provided that the Option Exercise Price for any such Option shall also never be less than the nominal value of a Share.

2.10	The granting of Options will not give the Participant any automatic right to acquire further Options. Furthermore, the Options do not qualify as a condition of employment of the Participant.

Article 3 Exercise

3.1

Subject to Article 3.3, a vested Option may be exercised at any moment during the Option Period by the Participant or, in the event that the Participant has deceased (to the extent the Options can be exercised under this Plan), his Legal Representative.

3.2

Vested Options are exercised through the platform set up by Captin for this purpose, or otherwise by means of a written statement (in the form and substance as set out in Schedule II, Option Exercise Notice) to that effect by the Participant (or his Legal Representative), addressed to Pharming, and payment of the Option Exercise Price by the Participant to Pharming (a) in cash by means of a wire transfer, or at the election of the Participant, (b) a cashless exercise, by means of an immediate exercise of the Options whereby the Shares are sold in the market and the cash proceeds (net of tax) of the sale less the aggregate Option Exercise Price are paid to the Participant or (c) subject to restrictions under applicable law, a cashless exercise, whereby the Participant receives Shares or Depository Receipts, as applicable, equal to the value of his Options that are being exercised, computed using the following formula:[1]

X =	Y(A-B)/A

where:

X =	the number of Shares or Depository Receipts, as applicable, to be issued to the Participant;

Y =	the number of Options that are being exercised (inclusive of the Shares or Depository Receipts, as applicable, surrendered to Pharming in payment of the aggregate Option Exercise Price);

A =	the closing price of the Shares on the trading day immediately before the date on which the Participant exercises his Options; and

B =	the Option Exercise Price applicable to the Options that are being exercised.

3.3	The Participant is not permitted to exercise the Option (i) while in the possession of Inside Information, nor (ii) in breach of any of the provisions of the Insider Code[2].

[1]	In case of a cashless exercise, the total nominal value of the Shares to be delivered to the Participant shall be charged against Pharming’s reserves to the extent allowed under applicable law.
[2]

For example, Pharming’s compliance officer may determine that some Employees, notwithstanding the rules applicable to Restricted Persons (as defined in the Insider Code), should be prohibited from conducting any transaction in Options (such as exercising an Option) during a Closed Period (as defined in the Insider Code), provided that such situation shall be notified by the compliance officer to each relevant Participant in advance.

3.4

The Participant shall have no right to be compensated for any loss resulting from expiration, cancellation or forfeiture of an Option that has not been properly exercised in accordance with the provisions of this Plan (for the avoidance of doubt, including any inability to exercise an Option pursuant to Article 3.3 above), or for any other loss resulting from this Plan.

Article 4 Option Period

4.1

The Option Period for Options granted prior to the date of this Plan and following the date of this Plan is five (5) years after the Date of Grant. Unexercised Options shall be deemed cancelled and shall cease to exist automatically after the expiration of the Option Period.

4.2

An Option granted to a Participant is a personal right and shall not be transferred, assigned, pledged or mortgaged in any way (whether by operation of law or otherwise) other than by will or the laws of descent and distribution.

4.3	The Board of Management at its sole discretion is entitled to decide that the Options of a Participant lapse:

(a)	upon violation by the Participant of any provision of this Plan; or

(b)

if, during the Option Period, the Participant was unable to perform his duties for Pharming for 200 consecutive days or a total of 300 days due to illness or any other reason. In that case, Pharming shall pay the Participant a compensation equal to the Economic Value of the Options lapsed, which in the case of Article 7.1(a) will be equal to the volume weighted average price of the Shares measured over the 20 trading days prior to the day on which the aforementioned period during which the Participant has been unable to perform aforesaid duties ends.

4.4	In case of the termination of the employment of a Participant, the following shall apply:

(a)

Participants who (are required to) leave Pharming due to a Bad Leaver Event will forfeit any unvested Options immediately upon the date of their resignation. Such unvested Options shall be deemed cancelled and shall cease to exist automatically as per the last date of employment of the relevant Participant;

(b)

Participants who leave Pharming due to a Good Leaver Event, may (if the Board of Management in its sole discretion shall so decide) retain all or part of the unvested Options granted to them prior to the date of their resignation during the Option Period. Any decision to allow such Participant to retain unvested Options must be acknowledged by the Board of Management in writing. Unvested Options that may not be retained under the preceding sentence shall instead be deemed cancelled and shall cease to exist automatically as per the last date of employment of the relevant Participant; and

(c)

the Board of Management is in its sole discretion entitled to decide to recover (on behalf of Pharming) from the Participant, who left Pharming due to a Bad Leaver Event, (the value of) any Shares or Depository Receipts, as applicable, acquired pursuant to the exercise of Options.

4.5

For the benefit of the Participant concerned the Board of Management in its sole discretion may decide to deviate from the provisions under Article 4.3 and 4.4, provided that any such deviation is acknowledged by the Board of Management in writing prior to such deviation.

Article 5 Adjustments

5.1

If the Economic Value is decreased due to the issuance of Shares or stock dividends, the Option Exercise Price may be adjusted accordingly to restore the value of the Options to the level prior to such issuance.

5.2

Pharming shall inform the Participants as soon as possible of each adjustment referred to in Article 5.1. The adjustment shall be effective as per the day that the fact causing the adjustment happened.

5.3	(a)	If the Shares are split, each Option shall confer the right to acquire shares (or the corresponding number of Depository Receipts) to an aggregate nominal value of a Share as per the date of the split.

	(b)	If the Shares are consolidated, each Option shall confer the right to acquire a proportionate amount of one newly emerged share (or the corresponding number of Depository Receipts) as per the date of the consolidation. It is not possible to acquire a part of a share (or Depository Receipt). Should a Participant not have sufficient Options to acquire one new Share (or Depository Receipt), the Participant may offer his Options to Pharming and Pharming will have to repurchase the Options for the Economic Value upon completion of the consolidation.

5.4	(a)	In the event of a Change of Control, all issued Options, which have not been vested, shall vest immediately. Pharming may decide at its discretion that the Option Period will be amended to a date prior to the effectuation of the transaction leading to the Change of Control or that the Options shall only confer the right to acquire shares or depository receipts for shares in the capital of the acquiring entity according to a ratio determined by the structure of the transaction leading to the Change of Control, or to be determined by Pharming (based on the economic value of the shares involved on the day of completion of the transaction leading to the Change of Control) and subject to conditions which may deviate from the conditions of the Options.

	(b)	Pharming shall notify the Participants of the accelerated vesting and Option Period in writing at least one month in advance.

5.5

If Pharming fails to make the adjustments mentioned in this Article, or to the opinion of the Participant makes them incorrectly, the Participant shall be entitled to request that an auditor (Registeraccountant) appointed by the chairman of the NIVRA determines these adjustments. The opinion of the auditor shall be binding. The costs of the auditor shall be borne by Pharming if any adjustments are made and by the Participant involved if no adjustments are made.

5.6

Any adjustment referred to in this Article shall be decided by the Board of Management at its sole discretion and does not require the prior approval of the Participants or the Board of Supervisory Directors.

Article 6 Transfer of Shares and Depository Receipts

6.1

Subject to Article 5 of this Plan, Pharming shall issue or transfer the number of Shares (or, if applicable, shall cause the issue or transfer of Depository Receipts) in respect of which the Option is exercised against payment in full of the Option Exercise Price. This issue or transfer shall take place within three (3) days, or as soon as turns out to be practically possible, after the receipt by Pharming of the written Option Exercise Notice, without prejudice to Article 6.2.

6.2	Pharming shall not be obliged to issue or transfer Shares or cause the issuance or transfer of Depository Receipts on which an Option has been exercised until:

(a)	payment of the total amount of the Option Exercise Price has been received by Pharming, if applicable;

(b)	all conditions pursuant to this Plan and, if applicable, the DR Terms have been satisfied; and

(c)	all applicable laws and regulations in connection with the issue or transfer of such Shares or Depository Receipts, as applicable, have been complied with.

6.3

If the Option is exercised by the Legal Representative, Pharming shall be under no obligation to transfer or issue Shares or cause the transfer or issuance of Depository Receipts pursuant to such exercise until Pharming is satisfied as to the due authorisation of the Legal Representative.

6.4	The Participant and the Legal Representative shall not bear any transaction costs related to the obtaining of the Shares or Depository Receipts.

6.5

The Shares acquired (or the Shares underlying Depository Receipts acquired) upon the exercise of the Options, may only be sold by or for the benefit of the Participant if such sale is not in breach of any of the provisions of the Insider Code[3].

Article 7 The Economic Value of the Shares

7.1	The Economic Value of the Shares shall be:

(a)	the price of the Shares at the close of the Stock Exchange on the date of the valuation; or

[3]

For example, Pharming’s compliance officer may determine that some Employees, notwithstanding the rules applicable to Restricted Persons (as defined in the Insider Code), should be prohibited from conducting any transaction in Shares (such as the sale of Shares) during a Closed Period (as defined in the Insider Code), provided that such situation shall be notified by the compliance officer to each relevant Participant in advance.

(b)

in the absence of a Stock Exchange listing of the Shares, the value of the Shares used when transferring Shares, or substituting shares as mentioned in Article 5, to a non-Affiliate during the six month period preceding the valuation moment; or

(c)

in the absence of such a share transfer, any valuation on the basis of the statutory share transfer restriction clauses of Pharming or a valuation as meant in Article 5.5 during the 12 months period preceding the valuation moment; or

(d)	in the absence of such a valuation, the value of the Shares as determined by an independent accountant, to be appointed by the Board of Supervisory Directors.

Article 8 Taxes and social security levies

8.1

Any tax or social security levy payable by the Participant or his Legal Representative with respect to the granting, maintaining, vesting or exercising of the Options or the maintaining of Shares or Depository Receipts or the sale of the Shares shall be for the account of the Participant or his Legal Representative, respectively.

8.2

Each Participant or his Legal Representative shall permit Pharming or its Affiliates to withhold and account for an amount equal to any tax, social security contributions liability and any other liabilities for which Pharming or its Affiliates has an obligation to withhold and account. In case an Option is cancelled for whatever reason the relevant Participant or his Legal Representative will not be compensated for any tax or social security levy paid or to be paid in connection with that Option or the cancellation thereof.

8.3

The Plan is governed by the tax and social security legislation and regulations prevailing as at the date a certain taxable event occurs. If any tax or employee social security legislation or regulations are amended and any tax or employee social security levies become payable as a result of such legislative amendment, the costs and the risks related thereto shall be borne solely by the relevant Participant or its Legal Representative.

8.4

Where, in relation to an Option granted under this Plan, Pharming or its Affiliates is liable, or is in accordance with current practice believed by the Board of Management to be liable, to account for any tax or social security levy for any sum in respect of any tax or social security liability of the Participant, the Option may not be exercised unless the relevant Participant has paid to Pharming or its Affiliates an amount sufficient to discharge the liability.

Article 9 Employment

9.1

Neither the grant of the Options nor this Plan itself or any provision therein can be interpreted as an obligation of Pharming or its Affiliates to employ the Participant for a certain period of time or to guarantee him a certain salary or position.

9.2	Notwithstanding any of the articles of this Plan, the following restrictions apply:

(a)

Neither this Plan nor the DR Terms will be considered as part of any employment agreement in force between the Participant and Pharming or its Affiliates and does not grant the Participant any rights towards Pharming or its Affiliates other than the rights which have been laid down in this Plan and the Option Granting Letter.

(b)

The issue or transfer of Shares or Depository Receipts to the Participant does not in any way influence the Participants pension rights, pension entitlements or other elements of the remuneration package.

(c)

In case of termination of the employment agreement between the Participant and Pharming or its Affiliates, the Participant will not be entitled to any compensation for any losses suffered due to the fact that participation in this Plan is terminated.

(d)	The grant of Options is under no circumstances to be considered as guarantee for continuation of the employment relationship between the Participant and Pharming or its Affiliates.

Article 10 Insider Dealing Rules

10.1	The Participant is obliged to observe any and all applicable rules under MAR with regard to insider dealing and market manipulation.

10.2	With respect to every Participant, the Insider Code containing insider trading regulations, as may be amended by Pharming from time to time, applies.

10.3

If a Participant has any doubt as to whether or not he or she is in the possession of Inside Information, he or she should at all time consult Pharming’s compliance officer to help determine whether the information constitutes Inside Information.

Article 11 Notices

11.1

Notices pursuant to this Plan to be submitted to the Participant, shall be deemed to be addressed correctly if they have been sent to the address of the Participant as known by the personnel department of Pharming or its Affiliates.

11.2

Notices pursuant to this Plan to be submitted by the Participant to Pharming, shall be deemed to be addressed correctly if they have been sent to the address of Pharming to the attention of the compliance officer, except to the extent Pharming has provided written notice to the Participant containing different instructions.

Article 12 Revisions and applicability Plan

12.1

Amendments to this Plan can be validly resolved by the Board of Management, unless explicitly stipulated otherwise in this Plan, and without the approval of the Participants unless such amendments would have a detrimental effect on the rights of the Participants under this Plan.

12.2	This Plan applies to Options which are outstanding as per the date of this Plan, with the exception of Articles 2.9 and 4.1 as stipulated therein.

Article 13 Settlement of disputes and governing law

13.1	All disputes related to this Plan shall solely be subject to the jurisdiction of the competent Court in Amsterdam, the Netherlands.

13.2	This Plan shall be governed by the laws of the Netherlands.

SCHEDULE I

Option Granting Letter for Employees

[DATE]

[NAME employee] (“Participant”)

[ADDRESS]

Dear [NAME],

Reference is made to the Pharming Group N.V. Revised Stock Option Plan for Employees, revised as of [•] 2018 (the “Plan”). Capitalised terms used herein shall have the meanings ascribed to such terms in the Plan.

Pursuant to the terms of the Plan, this form constitutes an Option Granting Letter for the grant of:

                For U.S. Employees – Incentive Stock Options

                For all others – Stock Options (“Non-Qualified Stock Options”)

a)

that Pharming has decided to grant Options to the Participant, in his or her capacity as [•, position], for the Option Exercise Price of Euro [•] for each Option; such Options entitle to subscribe [•][4] number of [Depository Receipts for an equal number of] Shares, subject to the terms of the Plan;

b)	[•] as the Date of Grant.

This Option is granted in accordance with article 2 of the Plan.

A copy of the Plan is attached to this letter.

For acceptance	Yours truly, [NAME OF PARTY]

Name:	Name:
Title:	Title:

[4]	For all U.S. stock options (including Incentive Stock Options), the exercise price is to be set as the market price on the date of grant, but no lower than the nominal value of the Shares.

SCHEDULE II

Option Exercise Notice

[DATE]

[The Company]

Ladies and Gentlemen,

Reference is made to the Pharming Group N.V. Revised Stock Option Plan for Employees, revised as of [•] 2018 (the “Plan”) Capitalised terms used herein shall have the meanings ascribed to such terms in the Plan.

I hereby exercise the Option that was granted to me on [•] to subscribe for or purchase [•] number of [Depository Receipts for an equal number of] Shares, subject to the terms of the Plan.

The Option is exercised for [•] number of [Depository Receipts for an equal number of] Shares. I will pay the amount due, in total Euro [•], the amount being the number of Shares times the Option Exercise Price,[by wire transfer to [•] N.V.’s bank account, number [•], within [•] / by means of an immediate exercise / by means of a cashless exercise]5 as provided in the Plan.

Yours truly,

Name:
Title:

[5]	Please select method of payment.

Appendix A

Special Provisions Applicable to Participants Subject to

the United States Internal Revenue Code

This Appendix A sets forth special provisions of the Pharming Group N.V. Revised Stock Option Plan for Employees (as may be amended, the “Plan”) that apply to U.S. Participants (as defined below). Capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Plan.

1. Definitions and Interpretation

(a) For the purposes of this Appendix A, the following terms have the following meanings:

(i) “Code” means the United States Internal Revenue Code of 1986, as amended.

(ii) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(iii) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(iv) “Subsidiary” means a subsidiary corporation as defined in U.S. Treasury Regulation § 1.424-1(f)(2) (or any successor regulation).

(v) “U.S. Participant” means an Employee or Contractor whose compensation from Pharming or its Subsidiary is subject to income taxation under the Code.

(b) Unless the context requires otherwise, references in this Appendix A to “Shares” are references to Depository Receipts if the Options awarded to the relevant Participant entitle him or her to Depository Receipts instead of Shares.

(c) The Plan and this Appendix A are complementary to each other and shall, with respect to Options granted to U.S. Participants, be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Appendix A and the Plan, the provisions of this Appendix A shall prevail with respect to Options granted to U.S. Participants.

2. Rules for Options Applicable to U.S. Participants

(a) Eligibility. U.S. Participants may be granted Options if they are providing services on the Date of Grant only to Pharming, or to a subsidiary of Pharming that would be described in the first sentence of U.S. Treasury Regulation § 1.409A-1(b)(5)(iii)(E)(1).

(b) Type of Option. Options granted to U.S. Participants who are Employees may be Incentive Stock Options or Non-Qualified Stock Options, and shall be designated accordingly in the Option Granting Letter. Options granted to all other U.S. Participants shall be Non- Qualified Stock Options. To the extent that any Option granted as an Incentive Stock Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option as of the Date of Grant.

(c) Maximum Number of Incentive Stock Options. The maximum aggregate number of Shares which may be issued pursuant to Incentive Stock Options under the Plan is 10% of the issued and outstanding Shares immediately prior to the time of grant (i.e., as at the date of this Plan, 65,729,671 Shares).

(d) Annual Limit on Incentive Stock Options. To the extent that the aggregate fair market value of the Shares with respect to which an Incentive Stock Option is exercisable for the first time by a U.S. Participant during any calendar year (under all plans of Pharming and any Subsidiary) exceeds $100,000, such Incentive Stock Option shall be treated as a Non-Qualified Stock Option. For purposes of this section, Incentive Stock Options shall be taken into account in the order in which they were granted. The fair market value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(e) Exercise Price. The Option Exercise Price applicable to an Option shall be no less than 100% of the fair market value of a Share on the Date of Grant, unless otherwise determined by the Board of Management. In determining the fair market value of a Share, the Board of Management shall make the determination in good faith consistent with the rules of Section 409A of the Code. If a U.S. Participant who is an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of Pharming or any Subsidiary thereof, and an Incentive Stock Option is granted to such U.S. Participant, the Option Exercise Price of such Incentive Stock Option shall not be less than 110% of the fair market value of a Share on the Date of Grant. In any event, the Option Exercise Price shall also not be less than the nominal value of a Share.

(f) Disability. If, during the Option Period, an Option lapses because the U.S. Participant was unable to perform his or her duties for Pharming for 200 consecutive days or a total of 300 days due to illness or any other reason, Pharming shall pay the U.S. Participant compensation equal to the excess (if any) of the Economic Value over the Option Exercise Price multiplied by the number of Options that lapsed in lieu of any payment under Article 4.3(b) of the Plan.

(g) Taxes. The delivery, vesting and retention of Shares, cash or other property under an Option are conditioned upon full satisfaction by the U.S. Participant of all tax withholding requirements with respect to the Option. The Board of Management will prescribe such rules for the withholding of taxes as it deems necessary. The Board of Management may, but need not, hold back Shares from an Option or permit a U.S. Participant to tender previously acquired Shares in satisfaction of tax withholding requirements. Each U.S. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan.

(h) Adjustments. Notwithstanding anything in Article 5 of the Plan to the contrary, any adjustment to a Non-Qualified Stock Option made pursuant to Article 5 shall satisfy the requirements of U.S. Treasury Regulation § 1.409A-1(b)(5)(v)(D) (or any successor regulation) and any adjustment to an Incentive Stock Option made pursuant to Article 5 shall satisfy the requirements of U.S. Treasury Regulation § 1.424-1 (or any successor regulation).

(i) Transferability. Options may not be transferred other than by will or by the laws of descent and distribution. During a U.S. Participant’s lifetime, Options may be exercised only by the Participant.

(j) Dividend Equivalents. No dividend equivalents shall be paid in respect of Options to U.S. Participants.

(k) No Distribution; Compliance with Legal Requirements. The Board of Management may require each person acquiring Shares pursuant to an Option to represent to and agree in writing that such person is acquiring the Shares without a view to distribution thereof. No Shares shall be issued pursuant to an Option until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Board of Management may require the placing of stop-orders and restrictive legends on certificates for Shares as it deems appropriate.

3. Section 409A of the Code

It is intended that the provisions of the Plan and this Appendix A comply with, or qualify for an exemption from, Section 409A of the Code, and all provisions of the Plan and this Appendix A shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If it is determined that all or a portion of an Option constitutes deferred compensation for purposes of Section 409A of the Code, and payment is to be made upon a Change of Control, no event or transaction will constitute a Change of Control under the Plan unless it also constitutes a “change in control event” under Section 409A of the Code. If it is determined that all or a portion of an Option constitutes deferred compensation for purposes of Section 409A of the Code, and if the U.S. Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the U.S. Participant’s “separation from service” (within the meaning of Section 409A of the Code), then, to the extent required under Section 409A of the Code, any payments that would be payable upon the U.S. Participant’s separation from service shall instead be paid on the earlier of (x) the first business day of the seventh month following the date of the U.S. Participant’s separation from service or (y) the U.S. Participant’s death. Nothing in the Plan, this Appendix A, or in any Option Granting Letter shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) to Pharming or to any other individual or entity, and Pharming shall have no liability to a U.S. Participant, or any other party, if an Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

4. Administration of Appendix A

Without derogating from the powers and authorities of the Board of Management set forth in the Plan, and unless specifically required under applicable law, the Board of Management shall also have the authority to administer the provisions of this Appendix A in its discretion and to take all actions necessary or appropriate to carry out the purposes of the Plan and this Appendix A, in addition to any powers and authorities specified in the Plan.

5. Amendment of Appendix A

The Board of Management shall retain the power and authority to amend or modify this Appendix A. Notwithstanding anything in the Plan to the contrary, any such amendment that the Board of Management in its discretion deems necessary or advisable to comply with Section 409A of the Code or applicable U.S. federal or state securities law may be made without the approval of any U.S. Participant.